NEWS RELEASE

For further information, contact:

Greg Ehlinger, Chief Financial Officer                            812.376.1935
Conference call 10:00 a.m. EDT, 9:00 CDT July 2, 2001             800.559.2403
Conference Replay                               888.842.8996 passcode: 4341692
                                               or http://www.irwinfinancial.com




June 29, 2001                                              For immediate release


             IRWIN FINANCIAL CORPORATION COMPLETES ACCOUNTING REVIEW

HIGHLIGHTS
o   NO RESTATEMENT OF PRIOR YEARS;
o   FIRST QUARTER 2001 10-Q TO REFLECT ADDITIONAL NON-CASH COMPENSATION CHARGE;
o   NASDAQ LISTING CONTINUES;
o   PRICEWATERHOUSECOOPERS APPOINTED INDEPENDENT AUDITOR

(Columbus, IN) Irwin Financial Corporation (Nasdaq-NMS: IRWNE) today announced that it has concluded its previously announced review of certain accounting policies under SFAS 125, determining that it will not restate prior years' financial statements or accelerate revenue recognition in the first quarter of 2001. Unrelated to the SFAS 125 issue, the Corporation will recognize an additional non-cash compensation expense for the first quarter, reflecting an increase in the value of certain minority interests at its home equity line of business. The Corporation's securities will continue to be listed on the Nasdaq National Market. The Corporation also announced the appointment of PricewaterhouseCoopers (PWC) as its auditor for its 2001 financial statements. The Corporation expects to file its Quarterly Report on Form 10-Q by July 13th.

ACCOUNTING POLICY AFFIRMED

The Corporation has determined that its accounting treatment of certain home equity securitizations that contain recourse provisions as originally reported for 1999, 2000, and the first quarter of 2001 was appropriate. This decision followed a review initiated by a proposed transition between independent audit firms. The Corporation reported on May 24, 2001, that this review might require recognition of revenues at an earlier time than had previously been done by the Corporation. However, the Corporation has now determined that no change in revenue recognition under SFAS 125 is necessary.

FIRST QUARTER EARNINGS

Unrelated to the review of SFAS 125 revenue recognition, the Corporation has concluded that it will account for a portion of the minority ownership interest in its home equity line of business as a compensation expense in the first quarter of 2001. This additional expense is a non-cash charge and represents an acceleration of the timing of recognition of a portion of the minority ownership interests in the value of the Corporation's home equity line of business.

The Corporation's earnings release of April 19, 2001 reflected a minority interest liability representing the ownership interests of certain minority shareholders in the home equity line of business. When it files its Form 10-Q for the first quarter, the Corporation will record compensation expense equal to the change in estimated market value of a portion of the minority interests in the home equity line of business, rather than a minority interest charge. This will result in a net additional non-cash charge of approximately $2.0 million after-tax for the first quarter.

Including these charges, the Corporation anticipates its first quarter 2001 earnings to be reported in the Form 10-Q will be approximately $9.1 million or $0.41 per share, year-over-year increases of 8.1% and 2.5%, respectively.

NASDAQ LISTING

The Nasdaq Stock Market's Listing Qualifications Panel has determined to continue the listing of the Corporation's securities on the Nasdaq National Market provided that, on or before July 31, the Corporation files its Quarterly Report on Form 10-Q for the period ending March 31, 2001 and fully complies with all other Nasdaq requirements for continued listing. The letter "E" will be removed from the Corporation's trading symbol when the Panel has confirmed compliance with all listing requirements. The Corporation expects to file the Quarterly Report on Form 10-Q on or before July 13, 2001, and believes it will meet the requirements for continued listing.

PRICEWATERHOUSECOOPERS APPOINTED AUDITOR

The Corporation has appointed PricewaterhouseCoopers, LLP (PwC) as its auditor for its 2001 financial statements. Prior to May 8, 2001, PwC had been the Corporation's auditor since 1987. Deloitte & Touche, LLP (Deloitte) was appointed the Corporation's auditor on May 8.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Business Finance, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets in North America.

This press release contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include, but are not limited to, projections of expected financial results, but are not guarantees of future performance and involve uncertainties that are difficult to predict. Words such as "believes," "anticipates," and "expects," and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of future financial results. Actual future results may differ materially from what is projected due to a variety of factors, including unanticipated difficulties or delays in filing the Corporation's Quarterly Report on Form 10-Q or in meeting the Nasdaq listing requirements, or additional review by the Corporation's new auditors.